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                                                                   EXHIBIT 99.1

WIRELESS WEBCONNECT!, INC.              INVESTOR/PUBLIC RELATIONS
JOHN J. MCDONALD, JR.                   DIANA GALLOWAY O'CONNOR
972-386-5800                            972-386-5800

              WIRELESS WEBCONNECT!, INC. ANNOUNCES COMMENCEMENT OF
                               RESTRUCTURING PLAN

DALLAS, FEBRUARY 12, 2002 - Wireless WebConnect!, Inc. (OTC BB: WWCO), a Delaware corporation (the "WWC"), today announced that it has commenced a restructuring plan. Under the first phase of this restructuring plan, WWC has sold all of the stock of its wholly-owned subsidiary, Wireless WebConnect!, Inc., a Florida corporation ("Subsidiary") to E-Home.com, Inc., a Texas corporation doing business as HomeMark ("HomeMark"), in exchange for $20,000.
 In turn, HomeMark exchanged the stock of Subsidiary with the former shareholders of Subsidiary for 20,494,959 shares of WWC common stock held by such persons (the "WWC Shares"). Parent also received an option from HomeMark to purchase the WWC Shares from HomeMark for $20,000. The option expires August 1, 2002. In addition, all directors of WWC designated by such former Subsidiary shareholders have resigned from the WWC Board of Directors, leaving William O. Hunt, John J. McDonald and Richard F. Dahlson as the remaining directors (the "Remaining Directors").

The above transactions result in an unwinding of the previous acquisition by WWC of Subsidiary. Since the bankruptcy of Metricom, Inc. in July 2001, Subsidiary has had virtually no revenue. Subsidiary currently has a deficit of over $8 million. The Remaining Directors felt that the Subsidiary was not financially viable and was in disagreement with the Subsidiary-designated directors as to the course of action to take with Subsidiary. Given this situation, the Remaining Directors believed it was in the best interests of WWC, its creditors and its stockholders to complete this transaction. This transaction was unanimously approved by the WWC Board of Directors as well as over a majority of its stockholders. This transaction was also approved by WWC's major creditor, Banca Del Gottardo ("Banc").


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Restructuring Plan


WWC currently has no operations. It is the intent of the Remaining Directors to restructure and/or settle the debt owed by WWC and to look for an attractive reverse merger candidate. Banc has indicated that it would be willing to convert all or some portion of its debt upon the satisfaction of certain conditions, including a satisfactory reduction and/or elimination of other debt of WWC and satisfaction with the merger candidate and the terms and conditions of such reverse merger.

HomeMark is in the process of acquiring an on-line home auction company. It is contemplated that HomeMark will be the reverse merger candidate. However, the terms of any such transaction have not been finalized.

The statements contained in this release that are not historical facts contain forward-looking information with respect to plans, projections or future performance of WWC, the occurrence of which involves certain risks and uncertainties that could cause WWC's actual results to differ materially from expected results. Such risks include risks associated with the implementation of WWC's business strategy, as well as such other risks and uncertainties set forth in WWC's Form 10-K under the heading "Forward-Looking Statements--Cautionary Statements."


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